Exhibit 99.2

    Willis Group Holdings Limited Reports on Annual Meeting of Stockholders

     NEW YORK--(BUSINESS WIRE)--April 26, 2007--Willis Group Holdings Limited (NYSE: WSH), the global insurance broker, held its Annual Meeting of Shareholders today at the School of Risk Management at St. John's University in New York City.

     At the meeting, stockholders re-elected Joseph J. Plumeri, Gordon M. Bethune, William W. Bradley, Joseph A. Califano Jr., Anna Catalano, Eric G. Friberg, Sir Roy Gardner, The Rt. Hon. Sir Jeremy Hanley, KCMG, Wendy E. Lane, James F. McCann, and Douglas B. Roberts to the Board of Directors. All will serve until the next Annual General Meeting of Shareholders or until their respective successors are elected or appointed. Stockholders also re-appointed Deloitte & Touche as auditors until the close of the next Annual General Meeting of Shareholders and authorized the Audit Committee on behalf the Board of Directors to fix the auditors remuneration.

     In remarks to shareholders, Joe Plumeri, Chairman and CEO of Willis, reviewed a number of highlights that the Company marked in 2006: its first-ever Investor Day, the launch and initial execution of Shaping Our Future, the sale of its current London headquarters and the significance of a new building as the future home of Willis; and various financial measures including the increase in organic revenue growth and adjusted operating margin.

     "We have the right team in place and are executing on our plans," said Plumeri. "Our hard work was recognized by our clients and peers as we received several industry awards and by Standard & Poor's reflected in their up-grading our credit rating. I am proud of what we all accomplished together and look forward to all that is ahead of us."

     Willis Group Holdings Limited is a leading global insurance broker, developing and delivering professional insurance, reinsurance, risk management, financial and human resource consulting and actuarial services to corporations, public entities and institutions around the world. With over 300 offices in more than 80 countries, its global team of 15,400 Associates serves clients in some 190 countries. Willis is publicly traded on the New York Stock Exchange (NYSE:
WSH). Additional information on Willis may be found on its web site: www.willis.com.


     CONTACT: Willis Group Holdings Limited
              Investors:
              Kerry K. Calaiaro, +1 212 837-0880
              kerry.calaiaro@willis.com
              or
              Media:
              Dan Prince, +1 212 837-0806
              daniel.prince@willis.com